UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2008

MEDIFAST, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23016	13-3714405
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Ident. No.)

11445 Cronhill Drive, Owing Mills, Maryland		21117
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (410)-581-8042

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 19, 2008, Medifast, Inc.’s (the “Company’s) Board of Directors elected two new board members to the Owings Mills, Md based meal replacement company. The newly elected board members are Jeannette M. Mills, BSEE, MBA and Margaret MacDonald-Sheetz, MBA. Ms. Mills is an independent Director and Margaret MacDonald - Sheetz is currently Medifast, Inc.’s President and Chief Operating Officer.

Ms. Mills has spent nearly 20 years with the Baltimore Gas and Electric Company, currently serving as senior vice president, Customer Relations and Account Services. During her tenure with BGE, a subsidiary of Baltimore-based Constellation Energy, Mills has served in several other key business areas including Gas Business Operations and Planning, Vision 2020 – Business Transformation, Gas and Electric New Business, Electric System Planning, Customer Operations, Resource Management and Project Engineering.

Mills work in the community includes serving as Chair of the Board of Directors for Voices for Children, Howard County’s Court Appointed Special Advocate Program. She also serves on the Board of the Creative Alliance, a Program that builds communities by bringing together artists and audiences from diverse backgrounds to experience spectacular arts programs and engage in the creative process.

A Baltimore, Md. native, Mills earned her Bachelor of Science in Electrical Engineering from Virginia Polytechnic Institute, where she currently serves on the Advisory Board of the Bradley Department of Electrical and Computer Engineering. In 2006, Mills earned her Masters of Business Administration from Loyola College.

Ms. MacDonald-Sheetz is the President and Chief Operating Officer of Medifast, Inc. She has been with the Company for eight years and has held several positions including Director of Sales and Administration and VP of Operations. Ms. MacDonald earned her Bachelor of Science degree from Villanova University and a Masters of Business Administration from Loyola College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFAST, INC.

Dated: June 25, 2008	/s/ Michael S. McDevitt
Michael S. McDevitt
Chief Executive Officer